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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors and Shareholders
Pixelworks, Inc.:

    We consent to incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 of Pixelworks, Inc. of our report dated January 16, 2001, relating to the balance sheets of Pixelworks, Inc. as of December 31, 2000 and 1999, and the related statements of operations, redeemable convertible preferred stock and shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Pixelworks, Inc. and our report dated January 23, 2001, relating to the balance sheets of Panstera, Inc. (a company in the development stage) as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 2000 and the period from February 24, 1999 (date of inception) through December 31, 1999, which report appears in the Form 8-K/A of Pixelworks, Inc. dated April 11, 2001 and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Portland, Oregon
October 2, 2001

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  Exhibit 23.1